UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                  CYTODYN, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    23283M101
                                 (CUSIP Number)


                                  JANUARY 2007
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                           [ ]      Rule 13d-1(b)
                                           [x]      Rule 13d-1(c)
                                           [ ]      Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 14756B102                   13G                      Page 2 of 4 pages

1   NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Corinne Allen
    ###-##-####

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a) [ ]

                                                (b) [ ]
3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    USA

                    5  SOLE VOTING POWER
     NUMBER OF
      SHARES           1,611,871
   BENEFICIALLY
     OWNED BY       6  SHARED VOTING POWER
       EACH
     REPORTING                 0
      PERSON
       WITH         7  SOLE DISPOSITIVE POWER

                       1,611,871

                    8  SHARED DISPOSITIVE POWER

                               0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,611,871


10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                 [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    14.3%

12  TYPE OF REPORTING PERSON

    IN

                                                               Page 3 of 4 pages

Item 1(a) NAME OF ISSUER:

          CYTODYN, INC.

Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          227 E. Palace Avenue, Suite M
          Santa Fe, New Mexico 87501

Item 2(a) NAME OF PERSON FILING:

          Corinne Allen

Item 2(b) Address of Principal Business Office, or if none, residence:

          227 E. Palace Avenue, Suite M
          Santa Fe, New Mexico 87501

Item 2(c) CITIZENSHIP:

          USA

Item 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock

Item 2(e) CUSIP NUMBER:

          23283M101

Item 3    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), check whether the filing person is a:

(a) |_| Broker or Dealer registered under Section 15 of the Exchange Act;

(b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d) |_| Investment company registered under Section 8 of the Investment Company Act;

(e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the | Investment Company Act;

(j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP NO. 23283M101                   13G                            Page 4 of 4


Item 4.    Ownership:

     With respect to the beneficial ownership of shares of common stock of Cytodyn, Inc., see Items 5 through 8 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5.    Ownership of Five Percent or Less of a Class:

     If this statement is filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

                                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                 Not applicable

Item 8.    Identification and Classification of Members of the Group:

                                 Not applicable

Item 9.    Notice of Dissolution of Group:

                                 Not applicable

Item 10.   Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 11, 2007


                                                    CYTODYN, INC


                                                    /s/ Corinne Allen
                                                    --------------------------
                                                    Corinne Allen